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                          REVENUE SHARING AGREEMENT

Revenue Sharing Agreement (Agreement) made this 4th day of November , 1997, by and between NAMCO CYBERTAINMENT, INC., 877 Supreme Drive, Bensenville, IL 60106, a Delaware corporation ("Namco"), and, SKYLINE MULTIMEDIA ENTERTAINMENT, INC. and its wholly owned subsidiary, SKYLINE VIRTUAL REALITY, INC, d/b/a XS NEW YORK, 350 Fifth Ave., New York, NY 10118 a Delaware corporation ("Skyline") FEIN # 11-3182335 .

In consideration of the mutual covenants and conditions contained herein and other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. LICENSE. Skyline does hereby grant to Namco the full and exclusive right to operate traditionally coin operated Video, Pinball, Prize-Dispensing and Merchandise Games as defined by and operated by Namco in its company-owned locations (the Equipment) at the site located at Between 41st & 42nd Sts. and Broadway & 7th Ave., New York, New York (the "Premises" or "Location") according to the provisions specifically described in this Agreement.

2. TERM. This Agreement shall commence on November 4th, 1997 and remain in force and effect for a term of three years, terminating on November 4th, 2000 . Notwithstanding the foregoing, this agreement shall terminate concurrently with the surrender of the Location by Skyline if the Landlord of the Location elects to terminate the lease for the Location, other than as a result of a default thereunder by Skyline. This Agreement shall automatically renew itself for a period of one year and shall continue to do so thereafter upon the same terms and conditions unless either party delivers written notice to the other party by registered mail, return receipt requested, at least 30 days prior to the expiration of the initial or subsequent terms.

3. FEES. For and in consideration of the use of the Equipment, Skyline shall pay to Namco the following fees: (Which fees shall be paid retroactively from October 12, 1997.)

Video, Pinball, or other Amusement-Only Games - 14 (fourteen) percent of net revenues derived from the Equipment, with net revenues defined as gross sales less sales taxes.

Prize-Dispensing or "Merchandising" Games - 14 (fourteen) percent of net revenues, with net revenues defined as gross sales less sales taxes. To the extent Skyline requests Prize-Dispensing or Merchandise Games, redemption merchandise will be purchased and supplied at Skyline's sole cost and expense. The Location will award redemption merchandise to consumers as the result of their skillful and successful play of the games. The prizes and merchandise from these merchandising games shall be awarded solely on skill, with no element of chance involved.

All revenues and fees due shall be paid by Skyline to Namco as provided in Paragraph 7 below. Fees due to Namco shall be addressed: Attention: Thomas Savvides at Namco Cybertainment, Inc., 877 Supreme Drive, Bensenville, IL 60106.


4. PRICING. Namco shall have final approval, which shall not be unreasonably withheld, of the pricing structure for game play on all equipment including discounts, promotional programs, special or corporate events or any other specials that impact the equipment and revenues derived from the Equipment. Namco and Skyline agree to establish a discounted price per play for special events. In absence of Namco's approval to participate in any such promotions or events, the fee due Namco for events wherein XS New York is not 100% open to the public, shall be the higher of the following: (a) 14% of the revenues received on the Equipment during those hours; or (b) an amount equal to 14% of the average hourly revenues earned by the Equipment for hours opened 100% to the public during the preceding seven (7) days times the number of hours XS New York is not open 100% to the public.

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5. OWNERSHIP. Skyline acknowledges that all of the Equipment is and shall always remain the sole and separate property of Namco. Skyline shall in no way pledge the Equipment or any part thereof or in any manner interfere with Namco's ownership of the Equipment. Namco will request the location to sign and file a UCC form or related form to further attest to Namco's ownership of the Equipment and Skyline shall comply. As for the Debit Card Equipment purchased by Namco, Skyline may purchase same at market value when this Agreement expires or is terminated.

6. EXCLUSIVE USE. Namco shall have the full and exclusive right to operate at the Premises traditionally coin operated Video, Pinball, Prize-Dispensing and Merchandise Games as defined by and operated by Namco in its company-owned locations. Skyline covenants, warrants, and agrees that during the term of this Agreement it will not operate or cause to be operated at the Premises any equipment other than Equipment installed and maintained by Namco, provided that Namco is able to provide such other equipment. Skyline certifies that it has no other contractual agreement with any person or entity regarding Equipment at the Premises and hereby agrees to indemnify and hold harmless Namco if Namco should be called upon to defend in a civil action with respect to such a pre-existing contractual relationship.

Namco has informed Skyline that two (2) games currently at the Premises violate Namco's exclusive use clause, specifically Home Run Derby/Pitcher's Duel and The Shocker. Namco offers to purchase these games at cost less depreciation from Skyline and operate them as part of the Equipment in the Premises. If this is not acceptable, then Namco demands they be removed from the Premises to cure Skyline's default of this provision.

7. COLLECTION. For purposes of this Agreement "operating week" shall mean seven
(7) days beginning on Monday and ending on Sunday and "collection date" shall mean the close of business each Sunday. Skyline shall deposit revenues derived from Equipment for each operating week and provide Namco with a weekly collection report within one (1) day of the collection date as provided in this paragraph below. The amount due shall be paid to and received by Namco within ten (10) days of each collection date. If payments are not received by Namco within ten (10) days of the collection date, on three (3) or more occasions in any consecutive twelve (12) month period, notice of which shall be given to Skyline in writing, or if Skyline fails to make any such payment within ten (10)

days of receiving a written notice of payment default, Namco at its election, in addition to any other rights and remedies under Skyline's default of this Agreement, may disable the Equipment and cease operations until all amounts due have been collected.

Skyline shall use a debit card system for the operation of the Equipment instead of the traditional coin or token operated "cash boxes". At the end of each operating week, Skyline shall provide Namco with game data, specifically game revenues and number of games played on each piece of equipment, via hard copy. Namco will be provided with unencumbered access, both directly and via modem, to the network and game management computer system, during normal business hours for informational purposes only. Such policies are designed to ensure that Namco has complete access to accurate game revenues and number of games being played on the Equipment.

8. PHYSICAL ACCESS. Namco shall be entitled to make regular, unscheduled physical checks of the Equipment to reconcile actual games play versus that which was reported in the computer system.

9. ACCESS AND OPERATION. Namco shall install the Equipment on the Premises and shall thereafter have full right during Skyline's regular business hours to service and maintain the Equipment in addition to the physical and remote computer access described above. Namco shall replace and exchange the Equipment only during non-business hours of the Premises. Skyline shall at all times during its regular business hours keep the Equipment accessible and ready for customer use in an area mutually agreed upon by both parties. Skyline shall furnish at its sole expense all electric current for the Equipment's operation. Skyline shall also provide 150-200 square feet for storage and office space. Skyline shall operate the Equipment and supply necessary operating personnel. Namco shall assist Skyline in training such personnel in the proper operation of the Equipment.

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Namco warrants and agrees to provide Skyline with a sufficient quantity of
Equipment to operate a first-class, high revenue Location comparable with other Namco locations. Namco shall share with Skyline the selection of the Equipment with respect to the model, make, type or quality of the Equipment and agrees to maintain throughout the term of the Agreement, Equipment necessary to operate a first-class, high revenue Location. In making its selection of Equipment, both parties shall use, but not be limited to, information from the industry periodicals; i.e. Replay Magazine and Play Meter Magazine, as well as Namco's own professional experience and information.

Namco, shall periodically (1) purchase new Equipment for the Location; (2) rotate Equipment; and (3) replace unproductive Equipment, so to maintain a high quality standard of Equipment. Skyline may specify new or replacement Equipment that it believes will benefit the Premises, and Namco will consider such Equipment.

Skyline at any time may reasonably request Namco to remove and replace any game or piece of Equipment and Namco shall comply to said request.

10. MAINTENANCE AND SUPPLY.  Skyline, assisted by Namco shall service and maintain all of the Equipment installed on the Premises at no cost to Skyline for parts unless necessitated by vandalism or theft; in which event the Skyline shall be solely responsible for the cost of repair and/or replacement of the Equipment. Namco shall supply at its own expense one full time employee to assist in maintaining Namco's Equipment.

11. DEFAULT. Except for nonpayment of amounts due Namco by Skyline (remedies elaborated below), either party may terminate this Agreement in the event of any breach by the other party of any material term, covenant, or condition, to be performed by it hereto, if such default shall continue for a thirty (30) day period after giving written notice by certified mail of the event of default with the provision hereof, except that in the event of any breach of the Insurance requirements in Paragraph 16, the Agreement may be terminated ten (10) days after notice.

In the event of a default by Skyline for nonpayment of amounts due to Namco, in addition to the provisions in Paragraph 7 above, and/or a breach of the Insurance requirements in Paragraph 16, Namco, after giving ten (10) days written notice, shall be entitled to (a) terminate this Agreement, (b) remove the Equipment from the Premises, and (c) receive immediate payment from Skyline upon demand of the greater of a termination fee of $250,000 or damages for the early termination of the Agreement. For purposes of this Agreement, damages shall be the amount due Namco per week for the remaining term of the Agreement using the average weekly revenue for the preceding six (6) months as the basis. In addition, damages shall include Namco's court costs and reasonable attorney's fee incurred with the termination of this Agreement.

12. TERMINATION. It is further understood that Namco shall have the option of terminating this Agreement at anytime after the first anniversary of this Agreement should the trailing gross sales for any consecutive 12 month period be less than $3,500,000 (Three Million Five Hundred Thousand Dollars). Notice of such termination shall be written and delivered by certified or registered mail, return receipt requested, no less than sixty (60) days prior to any proposed termination date.

This Agreement may also be terminated by either party if any of the following events occur:

           x        Location moves to other Premises.
           x        Location terminates or closes its business.

13. NOTICES. All notices required to be given hereunder by either of the parties to the other shall be in writing and shall be sent by certified or registered mail, return receipt requested, addressed to the address set forth above.


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14. GOVERNING LAW.  This Agreement shall be construed and enforced in accordance with the law of the State of New York. If any portion of this Agreement is found to be in violation of any law that portion shall be considered severed from the Agreement and it shall not affect the remainder of this Agreement.


15. AMENDMENTS. This writing constitutes the entire agreement between the parties and merges all prior agreements, understanding and discussions herein. This Agreement may not be changed or modified except by written order of Namco and written acceptance by Skyline and vice versa. Unless so specified in writing by Namco or Skyline, no representation, promise or warranty made by any person either before or after the signing hereof shall be binding.

16. INSURANCE. Namco, at Namco's own cost and expense, shall obtain and maintain, in full force and effect during the term of this Agreement Workers Compensation Insurance in the statutory amount and Comprehensive General Public Liability Insurance with minimum limits in an amount not less than $2,000,000 for personal and bodily injury per occurrence.

Skyline, at Skyline's own cost and expense, shall obtain and maintain in full force and effect during the term of this Agreement, All-risk Casualty Insurance, Workers Compensation Insurance in the statutory required amount, and Comprehensive General Public Liability Insurance with minimum limits in an amount not less than $2,000,000 for personal and bodily injury per occurrence.

Either party may demand and shall receive a certificate of insurance issued by the insuring carrier or carriers as evidence of insurance coverage at any time.

17. INDEMNITY. Namco shall indemnify and hold harmless Skyline, and its officers, directors, agents and employees, against any claim, suit, action, legal proceeding or demand, including interest, costs, expenses, reasonable attorney's fees and any damage or injury sustained by Skyline, its officers, directors, employees, representatives and affiliates, based upon a trademark, copyright, or patent infringement arising out of the use of the Equipment at Premises. Namco shall, if Namco so desires, undertake and conduct the defense of any such claim, suit, action, legal proceeding or demand, at Namco's sole expense and Skyline agrees to cooperate and provide all information and assistance reasonably necessary to such defense.

Skyline shall indemnify and hold harmless Namco, its officers, directors, employees, representatives and affiliates against any and all liability, loss, claim, demands, damages or expenses including legal expenses due to the development and the operation of the business at the Premises or arising out of injury to any person (including injury resulting in death) as a result of the use of the Equipment or any part thereof, except as may arise from the actual negligence of Namco or defect in the Equipment.




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18. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, and their permitted successors and assigns. Neither party may assign, sell, transfer or otherwise dispose of this Agreement without the express written consent of the other, except that either party shall be entitled to transfer their rights and obligations under this Agreement to an affiliate provided that such transfer shall not relieve the transferring party from its obligations hereunder and provided further that Skyline shall be entitled to transfer this Agreement to an entity which acquires all or substantially all of its assets. Namco shall have the right to change the revenue share percentage from fourteen percent (14%) to twenty four percent (24%) in this Agreement at any time after any sale, assignment or transfer of this Agreement except to an affiliate. A change in beneficial ownership of 50% or more of Skyline, shall be deemed to be an assignment under this paragraph 18.



In witness whereof, the parties hereto have caused their duly authorized officers to execute and deliver the Agreement under seals of the date and year first written above.





Namco:                                 Skyline:
NAMCO CYBERTAINMENT INC.               SKYLINE MULTIMEDIA ENTERTAINMENT, INC.


Signature:                             Signature:
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Title:                                 Title:
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Dated:                                 Dated:
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                                       SKYLINE VIRTUAL REALITY, INC.

                                       Signature:
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                                       Title:
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                                       Dated:
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